Exhibit 99.1

News Release

For Immediate Release 03/23/07

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Prepays Second Lien Debt and Expands Credit Facility

HOUSTON – March 23, 2007 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has expanded and improved the terms of its first lien term loan. The expansion resulted in $192 million of incremental proceeds and refinances the $175 million second lien term loan with first lien term loan proceeds at an annual savings of 1.25% or $2.1875 million. The interest rate of LIBOR + 3.5% and maturity of April 14, 2010 of the first lien term loan remain unchanged. Key advantages of the transaction are as follows:

•	eliminates the second lien LIBOR + 4.75% term loan facility;

•	allows pre-agreement for a MLP structure of up to $500 million;

•	amends covenants to provide additional flexibility to ATP.

The use of proceeds for the incremental funds is primarily allocated to ATP’s 2007 acquisitions and expansion opportunities. In January 2007, ATP acquired interests in a package of properties including a 100% working interest in a successful discovery well in the northwest quarter of Mississippi Canyon Block 755 (“Anduin”) located in an adjacent block south of ATP’s Gomez hub. This summer, ATP plans to increase to more than 200 MMcfe/d the processing capacity at the ATP Innovator which serves Gomez and Anduin. The well at Anduin has already been completed and should be placed on production after the expansion of the ATP Innovator. Another well in the northern portion of Gomez is currently being drilled. Also in January, ATP completed the acquisition of working interests in Mississippi Canyon Block 305 (“Aconcagua”), Mississippi Canyon Block 348 (“Camden Hills”), and an additional interest in the Canyon Express Pipeline of which ATP is the designated operator. ATP estimates recoverable hydrocarbons of approximately 90 Bcfe related to these acquisitions.

T. Paul Bulmahn, ATP’s Chairman and President stated, “This new financing reflects the company’s improved credit profile from the successful execution of its year-to-date 2007 development activities. We have already added in 2007 four new wells and the 90 Bcfe at our hub properties. These activities set the stage for another dramatic increase in our reserves, production and financial strength this year.”

Credit Suisse acted as sole lead arranger for the financing. Also participating in the transaction was Bayerische Hypo-Und Vereinsbank AG. For the Amended Credit Agreement of the transaction, reference the Form 8-K filed by ATP as of March 23, 2007.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

About ATP Oil & Gas

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We and our independent third party reservoir engineers use the terms “probable” and “possible” and we use the term “recoverable hydrocarbons” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves. All estimates of probable and possible reserves in this news release have been prepared by our independent third party engineers and all estimates of recoverable hydrocarbons have been prepared by management. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

# # #

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com